Exhibit 99

IDACORP Discloses Matters Related to
Winding Down of Power Marketing Operations

Some Matters Will Require Resolution with the
Federal Energy Regulatory Commission

Impact on Earnings Unknown; Company Does
Not Expect Material Adverse Effect on Ongoing Operations

No Adverse Impact on Electricity Rates for Retail Customers

IDACORP Enhancing Compliance Program

BOISE, IDAHO, SEPTEMBER 9, 2002 - IDACORP (NYSE: IDA) today disclosed matters related to the winding down of the power marketing operations of its subsidiary IDACORP Energy.  Some of these matters will require resolution with the Federal Energy Regulatory Commission (FERC), and others will be dealt with in the ongoing proceeding of the Idaho Public Utilities Commission (IPUC) that has been underway since May 2001.  The primary purpose of the IPUC proceeding is to determine the appropriate compensation IDACORP Energy should provide to Idaho Power Company, another IDACORP subsidiary, as a result of transactions between the affiliates since February 2001.  The Company noted that similar state regulatory issues relating to the period prior to February 2001 were resolved by the parties involved and approved by the IPUC in a previous IPUC order.

Matters that need to be resolved with the FERC include:

  A utility such as Idaho Power is entitled to transmission priority for its retail customers, while transmission for trading transactions must be purchased under the utility's open access tariff on the same basis as third parties. It appears that in some transactions this distinction was not observed.

  Certain transactions between a utility and an affiliate are required to have prior FERC approval.  Such prior approval was not sought for some electricity transactions between IDACORP Energy and the utility, such as spinning reserves and load following services, which are common industry services.

  Although Idaho Power informed the FERC before IDACORP Energy was split off from Idaho Power that it intended to move the utility's power marketing business to IDACORP Energy, Idaho Power's power marketing contracts were assigned without formally obtaining the requisite prior approval of the FERC.

Jan B. Packwood, Chief Executive Officer of IDACORP, said, "Today's voluntary disclosure concerns past issues in a segment of our business that we are exiting, and we do not expect any material adverse effect on our ongoing operations.  Nor will there be any adverse impact on our retail customers.   Even though we are winding down IDACORP Energy's power marketing business, we are putting in place an enhanced compliance and oversight program.  This program will help ensure that we are in strict compliance with all relevant federal and state regulations in our operations.  We will continue to cooperate fully with regulatory authorities - including the FERC and the Idaho and Oregon public utilities commissions - to resolve these issues."

IDACORP does not believe that resolution of these transactions will have a material adverse effect on its ongoing operations.  However, because the Company is unable to predict at this point what regulatory actions might be taken or when, the Company cannot determine what effect there may be on earnings and whether it will be material.

IDACORP is continuing to review these matters to determine, among other things, the appropriate amount of compensation to be provided to Idaho Power as a result of transactions between IDACORP Energy and Idaho Power. Similar issues that arose prior to February 2001 were resolved by the parties involved and approved by the IPUC.  In an order issued August 28, 2002, the IPUC approved Idaho Power's ongoing hedging and risk management strategies.  This formalizes Idaho Power's agreement to implement a number of changes to its existing practices for managing risk and initiating hedging purchases and sales.  In the order, the IPUC also directed Idaho Power to present a resolution or a status report to the IPUC no later than December 20, 2002, on additional compensation due to the utility for the use of its transmission system and other capital assets by IDACORP Energy and any remaining transfer pricing issues.   Idaho Power expects to comply with this order well before the due date.

In addition to making all appropriate filings with the FERC, IDACORP is currently identifying and reviewing transactions subject to the FERC's jurisdiction and is implementing additional monitoring and oversight to make sure this review is being handled properly and that all future filings with the FERC are made on a timely basis.  IDACORP is also taking steps to ensure that its ongoing activities comply in all material respects with applicable regulatory requirements.

The Company also noted that a filing it made with the FERC on May 14, 2001, with respect to the pricing of real-time energy transactions between Idaho Power and IDACORP Energy, is still under review by the FERC.  Until the FERC takes final action on this filing, rates for real-time transactions between IDACORP Energy and Idaho Power are subject to adjustment. The Company is unable to determine at this time the effect upon Idaho Power rates or whether the impact of a FERC ruling will be material.

Boise, Idaho-based IDACORP, formed in 1998, is a holding company comprised of:  Idaho Power, a regulated electric utility; Ida-West Energy, an independent power project management and development arm; IDACORP Energy, a marketer of energy and energy-related products and services; IDACORP Financial, an investment vehicle which makes investments primarily in affordable housing projects; IdaTech, a developer and producer of fully integrated fuel cell systems; and IDACOMM, a telecommunications subsidiary providing high-speed Internet access technologies.

Certain statements contained in this news release, including statements with respect to future earnings, ongoing operations and financial conditions are "forward-looking statements" within the meaning of the federal securities laws. Although IDACORP believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. Important factors that could cause actual results to differ materially from the forward-looking statements include: the current energy situation in the western United States; market demand and prices for energy; capacity and fuel; weather variations affecting customer energy usage; operating performance of plants and other facilities; environmental conditions and requirements; system conditions and operating costs; changes in governmental policies; and regulatory actions, including those of the FERC, the IPUC, and the Oregon Public Utilities Commission (OPUC), with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power and other capital investments, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs).  Any such forward-looking statements should be considered in light of such factors and others noted in Form 10-K for the year 2001, the Quarterly Report on Form 10-Q for the quarters ended March 31 and June 30, 2002, and other reports on file with the Securities and Exchange Commission.

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